UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2011

COGDELL SPENCER INC.
 (Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina	28209
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 940-2900

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 2, 2011, Cogdell Spencer Inc. (the “Company”) closed on an $80.8 million secured term loan facility (the “Term Loan Facility”), dated as of August 2, 2011, among the Company, as a Guarantor, Cogdell Spencer LP (the “Operating Partnership”), as Borrower, Bank of America, N.A., as administrative agent, and the other lenders from time to time party thereto. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole lead arranger and sole bookrunner for the Term Loan Facility.

The Company used the proceeds of the Term Loan Facility to refinance $58.6 million of certain mortgages that mature in 2011 and 2012 and to pay down $22.2 million of the Company’s $200 million secured revolving credit facility (the “Revolving Credit Facility”).  The Term Loan Facility matures on the third anniversary of its closing, subject to a one-year extension at the Company’s option conditioned upon continued compliance with the representations, warranties and covenants, and payment of a fee to the lenders. The Term Loan Facility also contains an accordion feature, which permits the Company to request the lenders, from time to time, to increase the facility to a total borrowing amount of $130.8 million, subject to continued compliance with the representations, warranties and covenants.

Borrowings under the Term Loan Facility bear interest at (1) LIBOR plus a margin based on total leverage ratio (ranging from 3.25% to 4.00%) as described in the pricing grid provided therein or (2) at the Company’s option, a base rate plus a margin based on total leverage ratio (ranging from 2.25% to 3.00%) as described in the pricing grid provided therein. The Company expects the initial spread over LIBOR to be 3.50%.

The Term Loan Facility is secured by a pledge of the Company’s ownership interests in certain of its property-owning subsidiaries; provided however, that the Company would be required to deliver mortgages on the borrowing base properties if the Company exceeds a specified leverage ratio or fails to meet a specified fixed charge ratio. The Term Loan Facility is guaranteed by the Company and certain of its subsidiaries.

 The Company is subject to customary covenants substantially similar to those for the Revolving Credit Facility including, but not limited to, (1) affirmative covenants relating to the Company’s corporate structure and ownership, maintenance of insurance, compliance with environmental laws and preparation of environmental reports, (2) negative covenants relating to restrictions on liens, indebtedness, certain investments (including loans and certain advances), mergers and other fundamental changes, sales and other dispositions of property or assets and transactions with affiliates, maintenance of the Company’s REIT qualification and listing on the NYSE or NASDAQ, and (3) financial covenants to be met by the Company at all times including a maximum total leverage ratio (65% through March 31, 2013, and 60% thereafter), maximum secured recourse indebtedness ratio, excluding the indebtedness under the Term Loan Facility and the Revolving Credit Facility (15%), minimum fixed charge coverage ratio (1.35 to 1.00 through March 31, 2013, and 1.50 to 1.00 thereafter), and minimum consolidated tangible net worth ($237.1 million plus 80% of the net proceeds of equity issuances occurring after the closing date of the Term Loan Facility). In addition to the covenants above, the Company is also subject to a debt service coverage ratio (1.30 to 1.00 or greater), which is based on the Company’s net operating income attributable to the borrowing base properties.

On August 1, 2011, the Company entered into Amendment No. 2 to the Revolving Credit Facility (“Amendment No. 2 to the Revolving Credit Facility”). Amendment No. 2 to the Revolving Credit Facility modified, among other things, the financial covenant to exclude the Term Loan Facility from the calculation of the secured recourse indebtedness ratio and to decrease the maximum secured recourse indebtedness ratio to 15%. Prior to Amendment No. 2 to the Revolving Credit Facility, the Company entered into Amendment No. 1 to the Revolving Credit Facility (“Amendment No. 1 to the Revolving Credit Facility”) to make a non-material change to revise a negative covenant that unintentionally restricted the Company’s ability to incur liens securing recourse indebtedness of the Company or its subsidiaries.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.

August 5, 2011	/s/ Charles M. Handy
Charles M. Handy
Executive Vice President and Chief Financial Officer